Exhibit 99.1

[CBRL GROUP, INC. LOGO]	POST OFFICE BOX 787
LEBANON, TENNESSEE
37088-0787

C B R L  G R O U P,  I N C.

Investor Contact:	Diana S. Wynne
Senior Vice President, Corporate Affairs
(615) 443-9837

Media Contact:	Julie K. Davis
Director Corporate Communications
(615) 443-9266

CBRL GROUP, INC. REPORTS 40% INCREASE IN DILUTED INCOME PER SHARE FROM
CONTINUING OPERATIONS FOR FISCAL 2007 FOURTH QUARTER

Reports Full Year Fiscal 2007 Results
Provides EPS Guidance for Fiscal 2008

•
Comparable store restaurant sales for the fourth quarter fiscal 2007 increased 0.9% from prior year for Cracker Barrel Old Country Store® (“Cracker Barrel”) while comparable store retail sales were up 2.5%, both on a comparable weeks basis.

•	Revenue for the fourth quarter, which included the benefit of an additional week in fiscal 2007, grew 12.2% to $632 million compared with the prior year quarter.
•	Operating income margin from continuing operations in the fourth quarter was 9.1% of total revenue compared with 9.3% in the year-ago quarter.
•
After-tax income and diluted income from continuing operations were $28.2 million and $1.15 per share, respectively, for the fourth quarter fiscal 2007 compared with $28.4 million and $0.82, respectively, in the prior-year comparable period, a 40% increase on a diluted share basis.

•	In the fourth quarter, 1.4 million shares were repurchased for $64.0 million. At the end of the quarter, 23.7 million shares were outstanding.

LEBANON, Tenn. -- September 18, 2007 -- CBRL Group, Inc. (“CBRL” or the “Company”) (Nasdaq: CBRL) today reported diluted income per share from continuing operations of $1.15 for the fourth quarter of fiscal 2007, compared with $0.82 from continuing operations in the fourth quarter of fiscal 2006, an increase of 40%.  After-tax income from continuing operations was $28.2 million, compared with $28.4 million in the fourth quarter of fiscal 2006, with the reduction primarily reflecting a higher effective income tax rate partly offset by the benefit of an additional week in the 14-week fiscal 2007 quarter.  On a per share basis, the reduction in shares outstanding associated with the Company’s restructuring and related stock repurchase programs that it began in 2006 contributed to the 40% increase in diluted income from continuing operations.

On December 6, 2006, the Company announced that it had closed the sale of its subsidiary, Logan’s Roadhouse® Inc. (“Logan’s”).  Logan’s results and the related gain and expenses are classified as discontinued operations.  Including the results of discontinued operations, the Company’s fourth quarter net income and

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CBRL Announces Fiscal 2007 Fourth Quarter Results

September 18, 2007

diluted net income per share were $27.8 million and $1.13, respectively, compared with $35.8 million and $1.03, respectively, in the fourth quarter of fiscal 2006.

Fourth-Quarter Fiscal 2007 Results
Revenue from continuing operations
Total revenue from continuing operations for the fourth quarter of $632.1 million represented an increase of 12.2% from the fourth quarter of fiscal 2006.  Comparable store restaurant sales for the period increased 0.9% including a 2.0% higher average check, while guest traffic declined 1.1%, both on a comparable weeks basis.  Cracker Barrel’s average menu price increase for the quarter was approximately 2.0% compared with last year.  Comparable store retail sales were up 2.5% for the quarter on a comparable weeks basis.  During the quarter, the Company opened five new Cracker Barrel Old Country Store units, bringing the total year openings to 19.  The additional week in the fourth quarter of fiscal 2007 added $46.3 million of revenue contributing approximately 8.2 percentage points of the year-over-year revenue increase for the quarter.

Income from continuing operations
Operating income from continuing operations of $57.6 million was 9.1% of total revenue during the fourth quarter of fiscal 2007 compared with $52.6 million, or 9.3% of total revenue, in the fourth quarter of fiscal 2006.  The additional week in the fourth quarter of fiscal 2007 contributed an estimated $7.8 million of operating income to the quarter, or 0.6 percentage points of operating margin on a revenue-adjusted basis.  Operating income from continuing operations for the fourth quarter of fiscal 2007 compared with the fourth quarter of fiscal 2006 was negatively affected by higher hourly and management wages, including the effect of minimum wage increases for tipped employees in several states, higher group health expenses, and higher maintenance expenses.  Higher food costs were offset in cost of goods sold by lower retail product costs, and other store operating expenses were lower as a percent of revenue because of the additional week in the quarter.

After-tax income from continuing operations was $28.2 million, or $1.15 per diluted share, for the fourth quarter of fiscal 2007, compared with $28.4 million, or $0.82 per diluted share, for the comparable period of fiscal 2006.  The lower after-tax income from continuing operations reflected a higher effective income tax rate in 2007 compared with 2006.  Diluted income per share from continuing operations reflected fewer shares outstanding compared with the comparable prior-year period as a result of the Company’s second successful “Dutch Auction” tender offer and open market share repurchases.  Including the Company’s original restructuring Dutch Auction tender offer in 2006, it has repurchased a combined total of 25.5 million shares of the Company’s common stock (approximately 54% of the amount previously outstanding) from the fourth quarter of fiscal 2006 through the fourth quarter of fiscal 2007.

Commenting on the fourth-quarter results, CBRL Group, Inc. Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “Although the restaurant and retail industries continue to face soft consumer demand as well as cost pressures, particularly in labor, we are pleased with our fourth quarter results, with revenues in line with expectations, and stronger than expected operating margins.  We are also pleased that our comparable store restaurant

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CBRL Announces Fiscal 2007 Fourth Quarter Results

September 18, 2007

traffic continues to outperform the full-service industry according to Knapp-Track™.  Our comparable store retail sales, even with less revenue from Porch Sale clearance events, were positive in a challenging retail environment for many.  As we enter fiscal 2008, we continue to focus on building traffic in our restaurants and increasing retail sales and leveraging the strength of the Cracker Barrel brand to appeal to new customers across multiple generations.”

Fiscal 2007 Results
Total revenue from continuing operations for fiscal 2007 of $2.35 billion increased 6.0% from fiscal 2006.  Comparable store restaurant sales increased 0.7% on a comparable weeks basis, including a 1.4% higher check, while guest traffic declined by 0.7%.  Comparable store retail sales increased 3.2% on a comparable weeks basis.  In fiscal 2007, the Company opened 19 Cracker Barrel Old Country Store units.  An additional week in fiscal 2007 added $46.3 million to revenues.

The Company reported income from continuing operations of $76.0 million, or $2.52 per diluted share, compared with income from continuing operations of $95.5 million, or $2.07 per diluted share, in fiscal 2006.

Year-to-date net cash flow provided by operating activities was $96.9 million, compared with $174.7 million in fiscal 2006, reflecting higher interest and income tax payments related to the Company’s strategic initiatives and $27.2 million of cash paid for the accreted interest portion of redemption of the Company’s zero-coupon senior convertible notes.

Strategic Initiatives
The Company’s strategic initiatives, which began in 2006, continued into the fourth quarter of fiscal 2007, during which time the Company redeemed its previously outstanding senior convertible notes for an aggregate of approximately $189 million in cash and repurchased 395,775 shares of common stock issued as a result of conversion of a portion of those notes.  In the fourth quarter, the Company completed its share repurchase authorization by purchasing 1.4 million shares for $64.0 million.

Fiscal 2008 Outlook
The Company urges caution in considering its current trends and the outlook disclosed in this press release.  The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors, risks and influences, some of which are discussed in the cautionary language at the end of this press release and others that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended July 28, 2006 and subsequent Quarterly Reports on Form 10-Q which can be found on the Securities and Exchange Commission’s website, sec.gov, and the Company’s website, cbrlgroup.com.  The Company disclaims any obligations to update disclosed information on trends or targets other than in its periodic filings with the Securities and Exchange Commission.

The Company commented that its outlook for fiscal 2008 reflects many assumptions, the accuracy of which is not yet known.  Based on current trends and estimates, the Company presently expects fiscal 2008 total revenue

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CBRL Announces Fiscal 2007 Fourth Quarter Results

September 18, 2007

to increase approximately 4.5% to 5.5% over revenues from continuing operations in fiscal 2007 (which included a 53rd week equaling $46.3 million of sales), positive comparable store sales and the opening of 20 new Cracker Barrel units during the year.  Comparable store restaurant sales are projected to be up 3% to 4% on a comparable weeks basis, including approximately 3% to 3.5% of menu pricing, and comparable store retail sales are expected to be up 3% to 5% compared to fiscal 2007 on a comparable weeks basis.  The Company also presently expects fiscal 2008 operating income margin as a percent of revenues from continuing operations to be approximately 6.7% to 7.0% compared with 7.0%, excluding the effect of a 53rd week, in fiscal 2007.  Commodity cost inflation for the year, with an estimated 65% of product needs contracted, is expected to be 4% to 4.5%.  Depreciation for the year is expected to be approximately $60 million.  Net interest expense is estimated at approximately $60 million and diluted shares outstanding are expected to average 23.0 to 23.5 million.   The Company has not completed its evaluation of the effect of adoption of FIN 48, and its outlook therefore reflects no change in income tax rate from fiscal 2007 actual.  Diluted income from continuing operations per share is projected to be in the range of $3.05 to $3.20 per share.  The Company presently expects full year fiscal 2008 capital expenditures of approximately $105 million.

Commenting on the outlook, Mr. Woodhouse said, “Having completed the strategic initiatives to achieve the appropriate capital structure, we now operate a single brand that continues to receive top ratings for food, facilities and customer service.  Our seasoned leadership team is focused on the execution phase of our theme of  ‘Simplify, Focus and Execute’ to drive increases in both traffic and retail sales.  Finally, we expect the cash flow from Cracker Barrel to remain strong, being more than sufficient to finance Cracker Barrel’s restaurant and retail initiatives and unit expansion.  At the same time, we will continue to distribute a portion of our excess cash to our shareholders through dividends and, when appropriate, share repurchases.”

Fiscal 2007 Fourth-Quarter Conference Call
As previously announced, the live broadcast of CBRL Group’s quarterly conference call will be available to the public on-line at earnings.com or cbrlgroup.com today beginning at 11:00 a.m. (ET).  The on-line replay will be available at 2:00 p.m. (ET) and continue through September 26, 2007.

Analyst-Institutional Investor Conference—Comin’Right Up™
The senior executives of the Company will host an analyst/institutional investor meeting on October 3, 2007 that will highlight the Company’s strategic initiatives and business updates as well as tours of the training kitchen and mock retail store at the Company’s home office in Lebanon, Tenn.  Presentations are scheduled from 8:15 a.m. CDT (9:15 a.m. EDT) to 12:15 p.m. CDT (1:15 p.m. EDT).  A webcast of the presentations will be available over the Internet at cbrlgroup.com under the events section of the investor relations heading.  A replay of the webcast will be available through October 31, 2007.

Supplemental financial and operating data in addition to the formal presentations will be available on the website, cbrlgroup.com, before the meeting on October 3.

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CBRL Announces Fiscal 2007 Fourth Quarter Results

September 18, 2007

Fiscal 2008 Calendar for Press Releases Disclosing Financial Results
The Company announced its calendar for scheduled press releases disclosing its financial results and annual outlook during fiscal 2008.  Dates and content of press releases are preliminary and subject to change.  The expected schedule is as follows:

October 2, 2007:	Sales results for 4 weeks ending September 28, 2007
November 6, 2007:	Sales results for 5 weeks ending November 2, 2007
November 28, 2007:	Financial results for first quarter of fiscal 2008, update to 2008 annual outlook
November 29, 2007:	Shareholders’ Meeting
December 4, 2007:	Sales results for 4 weeks ending November 30, 2007
January 3, 2008:	Sales results for 4 weeks ending December 28, 2007
February 5, 2008:	Sales results for 5 weeks ending February 1, 2008
February 26, 2008:	Financial results for second quarter of fiscal 2008, update to 2008 annual outlook
March 4, 2008:	Sales results for 4 weeks ending February 29, 2008
April 1, 2008:	Sales results for 4 weeks ending March 28, 2008
May 6, 2008:	Sales results for 5 weeks ending May 2, 2008
May 28, 2008:	Financial results for third quarter of fiscal 2008, update to 2008 annual outlook
June 3, 2008:	Sales results for 4 weeks ending May 30, 2008
July 1, 2008:	Sales results for 4 weeks ending June 27, 2008
August 5, 2008:	Sales results for 5 weeks ending August 1, 2008
September 3, 2008:	Sales results for 4 weeks ending August 29, 2008—fiscal year 2009
September 16, 2008:	Financial results for fourth quarter of fiscal 2008, annual outlook for fiscal 2009

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 564 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “opportunity,” “future,” “plans,” “goals,”“objectives,” “expectations,”   “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” “regular,” ”should,” “ projects,” “forecasts,”  or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to:  the effects of uncertain

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CBRL Announces Fiscal 2007 Fourth Quarter Results

September 18, 2007

consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; the ability of the Company to sustain or the effects of plans intended to improve operational or marketing  execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect the Company’s brands and products; commodity price increases including weather effects on supply and the effects of demand for corn for ethanol production on the costs of animal feed and resulting protein prices; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees in an escalating wage environment; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; workers compensation, group health and utility price changes;  consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general, including concerns about E. coli bacteria, hepatitis A, “mad cow” disease, “foot-and-mouth” disease, and bird flu, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of incurring substantial indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; changes in interest rates or capital market conditions affecting the Company’s financing costs or ability to obtain financing or execute initiatives; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the ability of the Company to retain key personnel; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the Company’s restaurant or retail supply chain; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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CBRL Announces Fiscal 2007 Fourth Quarter Results

September 18, 2007

CBRL GROUP, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
		(Unaudited)
		(In thousands, except share amounts)

	Fourth Quarter Ended			Fiscal Year Ended
	8/3/07	7/28/06	Change	8/3/07	7/28/06	Change
Total revenue	$632,129	$563,259	12%	$2,351,576	$2,219,475	6%
Cost of goods sold	193,139	173,488	11	744,275	706,095	5
Gross profit	438,990	389,771	13	1,607,301	1,513,380	6
Labor & other related expenses	242,059	210,888	15	892,839	832,943	7
Other store operating expenses	105,966	95,034	12	410,131	384,442	7
Impairment charges	--	(1,492)	(100)	--	5,369	(100)
Store operating income	90,965	85,341	7	304,331	290,626	5
General and administrative expenses	33,368	32,750	2	136,186	128,830	6
Operating income	57,597	52,591	10	168,145	161,796	4
Interest expense	15,851	14,721	8	59,438	22,205	168
Interest income	1,120	671	67	7,774	764	918
Pretax income	42,866	38,541	11	116,481	140,355	(17)
Provision for income taxes	14,657	10,135	45	40,498	44,854	(10)
Income from continuing operations	28,209	28,406	(1)	75,983	95,501	(20)
Income (loss) from discontinued operations	(408)	7,394	(106)	86,082	20,790	314
Net income	$27,801	$35,800	(22)	$162,065	$116,291	39

Earnings per share - Basic:
Income from continuing operations	$1.18	$0.92	28	$2.75	$2.23	23
Income (loss) from discontinued operations	$(0.02)	$0.24	(108)	$3.11	$0.48	548
Net income per share	$1.16	$1.16	--	$5.86	$2.71	116

Earnings per share - Diluted:
Income from continuing operations	$1.15	$0.82	40	$2.52	$2.07	22
Income (loss) from discontinued
operations	$(0.02)	$0.21	(110)	$2.71	$0.43	530
Net income per share	$1.13	$1.03	10	$5.23	$2.50	109

Weighted average shares:
Basic	24,030,135	30,919,876	(22)	27,643,098	42,917,319	(36)
Diluted	25,057,887	35,974,358	(30)	31,756,582	48,044,440	(34)

Ratio Analysis
Total revenue:
Restaurant	80.6%	80.8%		78.4%	78.8%
Retail	19.4	19.2		21.6	21.2
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	30.6	30.8		31.7	31.8
Gross profit	69.4	69.2		68.3	68.2
Labor & other related expenses	38.3	37.4		38.0	37.6
Other store operating expenses	16.7	16.9		17.4	17.3
Impairment charges	--	(0.3)		--	0.2
Store operating income	14.4	15.2		12.9	13.1
General and administrative expenses	5.3	5.9		5.7	5.8
Operating income	9.1	9.3		7.2	7.3
Interest expense	2.5	2.6		2.5	1.0
Interest income	0.2	0.1		0.3	--
Pretax income	6.8	6.8		5.0	6.3
Provision for income taxes	2.4	1.8		1.8	2.0
Income from continuing operations	4.4	5.0		3.2	4.3
Income from discontinued operations	--	1.4		3.7	0.9
Net income	4.4%	6.4%		6.9%	5.2%

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CBRL Announces Fiscal 2007 Fourth Quarter Results

September 18, 2007

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands, except shares)

	8/3/07	7/28/06
Assets
Cash and cash equivalents	$14,248	$87,830
Assets held for sale	4,676	3,127
Other current assets	181,357	161,651
Current assets of discontinued operations	--	401,222
Property and equipment, net	1,018,982	982,504
Long-lived assets	45,767	44,963
Total assets	$1,265,030	$1,681,297

Liabilities and Shareholders’ Equity
Current liabilities	$274,669	$258,888
Current liabilities of discontinued operations	--	71,645
Long-term debt	756,306	911,464
Other long-term obligations	129,932	137,018
Shareholders’ equity	104,123	302,282
Total liabilities and shareholders’ equity	$1,265,030	$1,681,297

Common shares outstanding	23,674,175	30,926,906
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CBRL Announces Fiscal 2007 Fourth Quarter Results

September 18, 2007

 CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

Fiscal Year Ended
8/3/07	7/28/06
Cash flows from continuing operations:
    Cash flows from operating activities:
Net income	$162,065	$116,291
Income from discontinued operations, net of tax	(86,082)	(20,790)
Depreciation and amortization	56,908	57,259
Loss on disposition of property and equipment	53	1,501
Impairment	--	4,633
Accretion on zero-coupon notes	5,237	5,747
Share-based compensation, net of excess tax benefit	6,075	6,998
Cash paid for accretion of zero-coupon senior convertible notes	(27,218)	--
Net changes in other assets and liabilities	(20,166)	3,055
Net cash provided by operating activities	96,872	174,694
Cash flows from investing activities:
Purchase of property and equipment, net insurance recoveries	(96,447)	(89,167)
Proceeds from sale of Logan’s	265,986	--
Proceeds from sale of property and equipment	8,726	6,905
Net cash provided by (used in) investing activities	178,265	(82,262)
Cash flows from financing activities:
Net payments for credit facilities
and other long-term obligations	(120,989)	701,268
Proceeds from exercise of stock options	33,179	27,283
Excess tax benefit from share-based compensation	6,642	6,441
Purchases and retirement of common stock	(405,531)	(704,160)
Other	--	(12,198)
Dividends on common stock	(15,610)	(24,019)
Net cash used in financing activities	(502,309)	(5,385)

Net cash provided by (used in) discontinued operations	153,590	(14,794)

Net (decrease) increase in cash and cash equivalents	(73,582)	72,253
Cash and cash equivalents, beginning of period	87,830	15,577
Cash and cash equivalents, end of period	$14,248	$87,830

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CBRL Announces Fiscal 2007 Fourth Quarter Results

September 18, 2007
CBRL GROUP, INC.
Supplemental Information
(Unaudited)

Fourth Quarter Ended		Fiscal Year Ended
8/3/07	7/28/06	8/3/07	7/28/06

Units in operation:
Open at beginning of period	557	539	543	529
Open during period	5	4	19	21
Closed during period	--	--	--	(7)
Open at end of period	562	543	562	543

Total revenue: (In thousands)
Restaurant	$509,772	$455,065	$1,844,804	$1,748,193
Retail	122,357	108,194	506,772	471,282
Total revenue	$632,129	$563,259	$2,351,576	$2,219,475

Operating weeks:	7,273	7,043	28,725	27,984

Average unit volume: (In thousands)
Restaurant	$981.3	$840.0	$3,403.9	$3,248.5
Retail	235.5	199.7	935.0	875.7
Total	$1,216.8	$1,039.7	$4,338.9	$4,124.2

	Q4 2007 vs. Q4 2006	12 mo. 2007 vs. 12 mo. 2006

Comparable store sales period to period increase:
Restaurant	0.9%	0.7%
Retail	2.5%	3.2%

Number of locations in comparable store base	530	507

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